SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2016

ITEX Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-18275	93-0922994
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

3326 160th Avenue SE, Suite 100, Bellevue, WA	98008
(Address of principal executive offices)	(Zip code)

Registrant’s telephone, including area code (425) 463-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 5, 2016, the bylaws of ITEX Corporation were amended to modify the advance notice bylaw set forth in Section 2.6. The advance notice bylaw currently provides that, with respect to stockholder nominations and proposals for annual meetings, the advance notice must be given not less than 90 or more than 150 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the previous year’s meeting. The advance notice bylaw was modified to provide that this same notice period would also apply in the case of an annual meeting of shareholders that is called for a date that is not within 30 calendar days before or after the anniversary of the annual meeting in the immediately preceding year.

In addition, the advance notice bylaw was modified to clarify certain procedures and disclosures provisions with respect to stockholder proposals, including adding a provision requiring stockholder proponents to be present in person at the annual meeting, requiring stockholder proponents to disclose other associates or participants with whom the stockholder is acting in concert, and if the stockholder proponent is a business entity, to disclose controlling persons.

The Amended and Restated Bylaws of the Company are attached hereto as Exhibit 3.2 and are incorporated herein by reference. The description of the bylaw amendments is qualified in its entirety by reference to Exhibit 3.2.

Item 8.01	Other Events

On April 5, 2016, the Board of Directors of ITEX Corporation declared a cash dividend of $0.10 per share payable on June 10, 2016, to stockholders of record as of the close of business on June 1, 2016.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

3.2	Amended and Restated Bylaws of ITEX Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEX Corporation (Registrant)

Date: April 8, 2016
	By:	/s/ Steven White
Steven White Chief Executive Officer

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